The Toro Company

8111 Lyndale Avenue South, Bloomington, Minnesota 55420-1196 • 952/888-8801 • FAX 952/887-8258

Media Relations
Investor Relations Stephen P. Wolfe Vice President, CFO (952) 887-8076	John Wright Director, Investor Relations (952) 887-8865	Connie Kotke Toro Media Relations (952) 887-8984 www, pr@toro.com	Web Site www.thetorocompany.c om

TORO SECOND QUARTER NET EARNINGS PER SHARE UP 33%
ON 14.7% SALES GROWTH

Company Raises Outlook for Fiscal 2005 Earnings

LIVE CONFERENCE CALL
May 24, 10:00 a.m. CT
www.thetorocompany.com/invest

BLOOMINGTON, Minn. (May 24, 2005) – The Toro Company (NYSE: TTC) today reported record fiscal second quarter net earnings of $62 million, or $1.33 per diluted share, on net sales of $628.4 million for the quarter ended April 29, 2005. In the comparable fiscal 2004 period, the company reported net earnings of $52.2 million, or $1.00 per diluted share, on net sales of $548 million.

For the six months ended April 29, 2005, Toro reported net earnings of $73.1 million, or $1.55 per diluted share, on net sales of $975.4 million compared with net earnings of $61.5 million, or $1.18 per diluted share, on net sales of $861.6 million in the first six months of fiscal 2004.

Earnings per share figures for all periods reported have been adjusted to reflect the effects of a 2-for-1 stock split effective March 28, 2005.

Kendrick B. Melrose, The Toro Company’s executive chairman, said strong shipments of both professional and residential products, especially in international markets, were responsible for the 14.7 percent increase in second quarter net sales. Excluding the effects of Hayter Ltd., a U.K.-based manufacturer of residential and commercial mowing equipment which Toro acquired in February 2005, net sales would have increased 11.4 percent. International sales increased 41.1% compared with the fiscal 2004 second quarter as a result of strong international demand and contributions from Hayter Ltd.

“We continued to realize impressive results from our leadership position in the professional segment markets, where demand from landscape contractor, golf course and other commercial customers remained strong,” said Melrose. “Moreover, international sales increased from growth in the residential and golf markets, a host of innovative products introduced across several markets, and the relative weakness of the U.S. dollar.”

Melrose noted that, as in the company’s fiscal 2005 first quarter, net earnings for the second quarter benefited from double-digit revenue growth and the leveraging of selling, general and administrative expense (SG&A) resulting, in part, from substantial progress on the company’s “No Waste” profitability improvement initiative.

SEGMENT RESULTS

Segment data is provided in the table following the “Condensed Consolidated Statements of Earnings.”

Professional

Compared with the prior year, fiscal 2005 second quarter professional segment sales increased 14.9 percent to $389.1 million. For the second consecutive year, volume increased in nearly all product categories. In addition, net sales for the 2005 second quarter included contributions from Hayter’s professional products.

“Equipment sales to the landscape contractor market continued to be robust as our landscape contractor customers remained optimistic about the year and are investing in new equipment,” said Michael J. Hoffman, chief executive officer, The Toro Company. “Domestically, we are seeing healthy retail demand for golf and grounds maintenance equipment resulting in strong shipments and market share growth. In our international markets, golf course renovation and improvement projects as well as new course construction helped drive increased demand.”

Professional segment earnings for the fiscal 2005 second quarter totaled $84.6 million, up 18 percent from $71.7 million in last year’s second quarter. The increase resulted primarily from higher sales in the quarter and expense leveraging.

For the year to date, professional segment earnings totaled $123.5 million on net sales of $634.3 million compared with earnings of $100.2 million on net sales of $546.2 million in last year’s first six months.

Residential

Residential segment sales for the second quarter totaled $227.7 million, up 16.9 percent compared with last year’s second quarter. Strong shipments of both Toro® and Lawn-Boy® brand walk power mowers and contributions from Hayter were the primary sources of sales growth in the quarter and more than offset the decline in retail irrigation and riding mower sales compared with last year’s second quarter. “Our expanded presence and innovative offerings of the Toro and Lawn-Boy brands in large retailers and dealers have resulted in strong sales growth for us,” said Hoffman.

Residential segment earnings for the fiscal 2005 second quarter increased to $29 million from $26.7 million last year, which was less than expected due to increases in commodity costs.

For the year to date, Residential segment earnings totaled $33.4 million on net sales of $323.6 million compared with earnings of $35.1 million on net sales of $292.7 million for the same period last year.

REVIEW OF OPERATIONS

Gross margin for the second quarter was 34.5 percent compared with 36.3 percent for last year’s quarter. The decline in gross margin resulted primarily from purchase accounting adjustments due to the Hayter acquisition, and increased costs for steel, fuel and petroleum-based resins. The impact of these higher costs was partially offset by price increases and continued cost reductions, resulting from the company’s lean manufacturing initiatives and favorable foreign currency exchange effects.

In contrast, the reduction in SG&A expense as a percent of sales more than offset the decline in gross margin. SG&A declined to 19 percent as a percentage of net sales compared with 21.4 percent in the same period last year. As in the fiscal 2005 first quarter, the improvement resulted primarily from expense leveraging from the company’s “No Waste” initiative. “While we were not able to completely offset commodity cost increases by our strong lean manufacturing initiative, we were very pleased to see that our profit improvement efforts below the gross margin line are now paying off,” said Hoffman.

Interest expense for the second quarter totaled $4.9 million compared with $3.7 million in the same period last year.

Accounts receivable at the end of the second quarter totaled $544.9 million, up 12.4 percent, but less than the 14.7 percent increase in net sales. Quarter-ending inventory totaled $256.9 million, up only 7.7 percent compared with the end of the fiscal 2004 second quarter. The increases in the quarter-ending accounts receivable and inventories resulted primarily from higher foreign exchange rates and the Hayter acquisition completed early in the fiscal 2005 second quarter.

BUSINESS OUTLOOK

Commenting on Toro’s outlook for the rest of 2005, Melrose cautioned that sales to homeowners during most of the second quarter were below the company’s expectations, due to unfavorable weather in the U.S. market. “Reorder volume for residential products in our fiscal third quarter will likely be adversely affected,” said Melrose. “If the remainder of the spring retail season does not return to more favorable weather soon, our third quarter earnings target will be at risk. Nonetheless, on the assumption of normal weather patterns resuming for the balance of the season, we are raising our earnings outlook for fiscal 2005 modestly.”

Melrose said he is confident Toro will report another strong year as it continues to focus on its “6+8” profit improvement and growth initiative, international expansion strategies and the development and introduction of innovative new products. “Our performance to date reflects our continuing commitment to industry-leading quality and innovation and our focused application of lean manufacturing and ‘no-waste’ principles,” said Melrose. “As we assimilate the year’s positive and negative prospects, we now expect net earnings per diluted share for fiscal 2005 to exceed last year’s record levels by 15 to 18 percent. Due to the uncertainty of the second quarter’s retail effect on the third quarter’s shipment levels, we are maintaining our sales growth guidance of 9 to 11 percent.”

The Toro Company is a leading worldwide provider of outdoor maintenance and beautification products for home, recreation and commercial landscapes.

The Toro Company will conduct a conference call and webcast for investors beginning at

10:00 a.m. Central Time (CST) on May 24, 2005. The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Safe Harbor
Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties facing the company’s overall financial position at the present include the threat of further terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; slow growth rate in global and domestic economies, resulting in rising unemployment and weakened consumer confidence; our ability to achieve the goals for the “6+8” growth and profit improvement initiative which is intended to improve our revenue growth and after-tax return on sales; the company’s ability to achieve sales and earnings per share growth in fiscal 2005; our ability to successfully integrate acquisitions and manage alliances; ability of management to manage around unplanned events; unforeseen product quality problems in the development and production of new and existing products; potential issues with moving production between facilities; fluctuations in the cost and availability of raw materials, including steel and other commodities; rising cost of transportation; level of growth in the golf market; increased dependence on The Home Depot as a customer for the residential segment; reduced government spending for grounds maintenance equipment due to reduced tax revenue and tighter government budgets; increased competition; elimination of shelf space for our products at retailers; financial viability of distributors and dealers; market acceptance of existing and new products; unforeseen inventory adjustments or changes in purchasing patterns by our customers; the impact of abnormal weather patterns; and the previously disclosed pending litigation against the company and other defendants that challenges the horsepower ratings of lawnmowers, of which the company is currently unable to assess whether the litigation would have a material adverse effect on the company’s consolidated operating results or financial condition. In addition to the factors set forth in this paragraph, market, economic, financial, competitive, weather, production and other factors identified in Toro’s quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this statement.

(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)

(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Six Months Ended
	April 29,	April 30,	April 29,	April 30,
	2005[1]	2004[2]	2005[1]	2004[2]
Net sales	$628,441	$548,027	$975,354	$861,600
Gross profit	216,643	198,879	338,306	311,489
Gross profit percent	34.5%	36.3%	34.7%	36.2%
Selling, general, and administrative expense	119,542	117,147	221,781	213,162

Earnings from operations	97,101	81,732	116,525	98,327
Interest expense	(4,873)	(3,702)	(8,633)	(7,584)
Other income, net	942	465	2,083	1,774

Earnings before income taxes	93,170	78,495	109,975	92,517
Provision for income taxes	31,212	26,296	36,841	30,993

Net earnings	$61,958	$52,199	$73,134	$61,524

Basic net earnings per share	$1.38	$1.05	$1.61	$1.24

Diluted net earnings per share	$1.33	$1.00	$1.55	$1.18

Weighted average number of shares of common stock outstanding – Basic	44,754	49,599	45,438	49,725
Weighted average number of shares of common stock outstanding – Dilutive	46,592	52,178	47,210	52,230

Shares and per share data have been adjusted for all periods presented to reflect a two-for-one stock split effective
March 28, 2005.

1 Prepared under the accounting provisions of Statement of Financial Accounting Standard No. 123 (Revised 2004), “Share-Based Payment.”
2 Prepared under the accounting provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,”

(APB No. 25), and related Interpretations.

THE TORO COMPANY AND SUBSIDIARIES
Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	April 29,	April 30,	April 29,	April 30,
Segment Net Sales	2005	2004	2005	2004
Professional	$389,052	$338,524	$634,282	$546,202
Residential	227,722	194,838	323,598	292,725
Other	11,667	14,665	17,474	22,673

Total *	$628,441	$548,027	$975,354	$861,600

* Includes international sales of	$157,722	$111,773	$247,369	$187,151

	Three Months Ended		Six Months Ended
	April 29,	April 30,	April 29,	April 30,
Segment Earnings (Loss) Before Income Taxes	2005	2004	2005	2004
Professional	$84,623	$71,704	$123,488	$100,153
Residential	28,963	26,719	33,397	35,056
Other	(20,416)	(19,928)	(46,910)	(42,692)

Total	$93,170	$78,495	$109,975	$92,517

Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	April 29,	April 30,
	2005	2004
ASSETS

Cash and cash equivalents	$14,449	$31,825
Receivables, net	544,871	484,763
Inventories, net	256,926	238,472
Prepaid expenses and other current assets	13,476	13,422
Deferred income taxes	56,265	44,256

Total current assets	885,987	812,738

Property, plant, and equipment, net	170,334	163,097
Deferred income taxes	39	1,181
Goodwill and other assets	105,517	99,647

Total assets	$1,161,877	$1,076,663

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$45	$225
Short-term debt	151,137	29,991
Accounts payable	114,915	96,636
Accrued liabilities	293,333	260,159

Total current liabilities	559,430	387,011

Long-term debt, less current portion	175,024	175,069
Long-term deferred income taxes	3,837	—
Deferred revenue and other long-term liabilities	13,065	12,228
Stockholders’ equity	410,521	502,355

Total liabilities and stockholders’ equity	$1,161,877	$1,076,663

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Six Months Ended
	April 29,	April 30,
	2005	2004
Cash flows from operating activities:
Net earnings	$73,134	$61,524
Adjustments to reconcile net earnings to net cash used in operating activities:
Non-cash asset impairment recovery	—	(52)
Equity losses from an investment	302	374
Provision for depreciation and amortization	18,592	17,052
Gain on disposal of property, plant, and equipment	(242)	(219)
Stock-based compensation expense	4,819	4,317
Increase in deferred income taxes	(11,792)	(2,098)
Changes in operating assets and liabilities:
Receivables, net	(238,162)	(211,449)
Inventories, net	(20,248)	(8,937)
Prepaid expenses and other current assets	4,189	553
Accounts payable, accrued expenses, and deferred revenue	81,000	75,888

Net cash used in operating activities	(88,408)	(63,047)

Cash flows from investing activities:
Purchases of property, plant, and equipment	(15,106)	(21,356)
Proceeds from disposal of property, plant, and equipment	2,351	1,425
Increase in investment in affiliates	(197)	(1,065)
Increase in other assets	(538)	(54)
Proceeds from sale of a business	765	—
Acquisition, net of cash acquired	(35,285)	—

Net cash used in investing activities	(48,010)	(21,050)

Cash flows from financing activities:
Increase in short-term debt	150,007	27,815
Repayments of long-term debt	(22)	(3,627)
Excess tax benefits from share-based arrangements	4,015	2,927
Proceeds from exercise of stock options	5,631	5,709
Purchases of Toro common stock	(94,029)	(23,872)
Dividends paid on Toro common stock	(5,482)	(2,991)

Net cash provided by financing activities	60,120	5,961

Effect of exchange rates on cash	(9)	(326)

Net decrease in cash and cash equivalents	(76,307)	(78,462)
Cash and cash equivalents as of the beginning of the period	90,756	110,287

Cash and cash equivalents as of the end of the period	$14,449	$31,825